                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                           Acacia Research Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

      ACACIA RESEARCH - COMBIMATRIX COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   003881 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / /        Rule 13d-1(b)

            /x/        Rule 13d-1(c)

            / /        Rule 13d-1(d)

-------------------

     * The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of Section 18 of the  Securities
     Exchange  Act of 1934  or  otherwise  subject  to the  liabilities  of that section of the Act but shall be subject to all other  provisions of the Act
     (however, see the Notes).

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 2 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley MedTech Partners, L.P.
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               Delaware
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 166,667 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               166,667 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               166,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.6%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 3 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley MedTech Partners LLC
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               Delaware
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 0 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               166,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.6%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               CO
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 4 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Irwin Lieber
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 100,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               100,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               267,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.0%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 5 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Barry Fingerhut
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 100,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               100,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               266,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.0%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 6 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Applegreen Partners
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 20,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               20,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0  shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               20,000 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.1%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 7 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Seneca Ventures
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 140,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               140,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0  shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               140,000 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.5%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 8 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Venture Fund
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 150,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               150,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0  shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               150,000 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.6%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 9 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Partners
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 200,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               200,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0  shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               200,000 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.8%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 10 of 20 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Barry Rubenstein
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 200,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               656,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               200,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               656,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               856,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               3.3%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 11 of 20 Pages
--------------------------                    ----------------------------------

        Item 1.

        (a)  Name of Issuer: Acacia Research Corporation

        (b)  Address of Issuer's Principal Executive Offices:

            500 Newport Center Drive, Newport Beach, CA 92660

        Item 2.

        1.   (a) Name of Person Filing: Wheatley MedTech Partners, L.P.

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: Delaware

             (d) Title of Class of  Securities:  Acacia  Research - CombiMatrix
                                                 Common Stock, par  value  $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        2.   (a) Name of Person Filing: Wheatley MedTech Partners LLC

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: Delaware

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        3.   (a) Name of Person Filing: Irwin Lieber

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        4.   (a) Name of Person Filing: Barry Fingerhut

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: Delaware

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        5.   (a) Name of Person Filing: Applegreen Partners

             (b) Address of Principal Business Office, or if none, Residence:
                 8 Applegreen Drive, Old Westbury, New York, 11568

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 12 of 20 Pages
--------------------------                    ----------------------------------

             (c) Citizenship: New York

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        6.   (a) Name of Person Filing: Seneca Ventures

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: New York

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        7.   (a) Name of Person Filing: Woodland Venture Fund

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: New York

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        8.   (a) Name of Person Filing: Woodland Partners

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: New York

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        9.   (a) Name of Person Filing: Barry Rubenstein

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        The following  individuals  or entities are  identified in this Schedule
13G  due to  their  relationships  with  one or more  of the  Reporting  Persons disclosed above. The following persons or entities are not Reporting Persons for purposes of this Schedule 13G.

        Other Members of Wheatley  MedTech  Partners LLC but who do not directly beneficially own shares of Common Stock of the Issuer.

        10.  (a) Name of Person Filing: Nancy Casey

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill  Road,  Suite 302, Great Neck, NY 11021

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 13 of 20 Pages
--------------------------                    ----------------------------------

             (e) CUSIP Number: 003881 20 8

        11.  (a) Name of Person Filing: David Dantzker

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        12.  (a) Name of Person Filing: Jonathan Lieber

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        13.  (a) Name of Person Filing: Seth Lieber

             (b) Address of Principal Business Office, or if none, Residence:

                 80 Cuttermill Road, Suite 302, Great Neck, NY 11021

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        Other   affiliates  of  Barry   Rubenstein   but  who  do  not  directly
beneficially own shares of Common Stock of the Issuer.

        14.  (a) Name of Person Filing: Marilyn Rubenstein

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: United States

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

        15.  (a) Name of Person Filing: Woodland Services Corp.

             (b) Address of Principal Business Office, or if none, Residence:

                 68 Wheatley Road, Brookville, New York 11545

             (c) Citizenship: New York

             (d) Title of Class of  Securities:  Acacia  Research -  CombiMatrix
                                                 Common Stock, par value $.001
                                                 per share

             (e) CUSIP Number: 003881 20 8

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 14 of 20 Pages
--------------------------                    ----------------------------------

        Item 3.  If this  statement  is  filed  pursuant  to Rule  13d-1(b),  or
                 13d-2(b) or (c), check whether the person filing is a:

                 /x/   Not Applicable

        (a)      / /   Broker  or  dealer  registered  under  Section  15 of the
                       Exchange Act.

        (b)      / /   Bank as defined in section 3(a)(6) of the Exchange Act.

        (c)      / /   Insurance  company as defined in section  3(a)(19) of the
                       Exchange Act.

        (d)      / /   Investment  company  registered  under  section  8 of the
                       Investment Company Act.

        (e)      / /   An   investment   adviser   in   accordance   with   Rule
                       13d-1(b)(1)(ii)(E);

        (f)      / /   An employee  benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F).

        (g)      / /   A parent holding  company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G).

        (h)      / /   A savings  association  as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

        (i)      / /   A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act.

        (j)      / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        Item 4. Ownership - The percentages of beneficial  ownership shown below are  based on  26,184,771  shares  of  Common  Stock  outstanding  as of
        November 7, 2003 as reported in the Issuer's report for the period ended
        September 30, 2003 on Form 10-Q.

        1.      Wheatley MedTech Partners, L.P.
                (a) Amount Beneficially Owned: 166,667 shares.
                (b) Percent of Class: 0.6%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 166,667 shares.
                    (ii)  shared power to vote or direct the vote: 0 shares.
                    (iii) sole power to dispose or direct the disposition  of:
                          166,667 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          0 shares.

        2.      Wheatley MedTech Partners LLC
                (a) Amount Beneficially Owned: 166,667 shares.
                (b) Percent of Class: 0.6%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 0 shares.
                    (ii)  shared power to vote or direct the vote: 166,667
                          shares.
                    (iii) sole power to dispose or direct the disposition of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          166,667 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 15 of 20 Pages
--------------------------                    ----------------------------------

        3.      Irwin Lieber
                (a) Amount Beneficially Owned: 266,667 shares.
                (b) Percent of Class: 1.0%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 100,000 shares.
                    (ii)  shared power to vote or direct the vote: 166,667
                          shares.
                    (iii) sole power to dispose or direct the disposition of:
                          100,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          166,667 shares.

        4.      Barry Fingerhut
                (a) Amount Beneficially Owned: 266,667 shares.
                (b) Percent of Class: 1.0%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 100,000 shares.
                    (ii)  shared power to vote or direct the vote: 166,667
                          shares.
                    (iii) sole power to dispose or direct the disposition of:
                          100,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          166,667 shares.

        5.      Applegreen Partners
                (a) Amount Beneficially Owned: 20,000 shares.
                (b) Percent of Class: 0.1%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 20,000 shares.
                    (ii)  shared power to vote or direct the vote: 0 shares.
                    (iii) sole power to dispose or direct the disposition of:
                          20,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          0 shares.

        6.      Seneca Ventures
                (a) Amount Beneficially Owned: 140,000 shares.
                (b) Percent of Class: 0.5%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 140,000 shares.
                    (ii)  shared power to vote or direct the vote: 0 shares.
                    (iii) sole power to dispose or direct the disposition of:
                          140,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          0 shares.

        7.      Woodland Venture Fund
                (a) Amount Beneficially Owned: 150,000 shares.
                (b) Percent of Class: 0.6%.
                (c) Number of shares as to which such person has:
                   (i)   sole power to vote or direct the vote: 150,000 shares.
                   (ii)  shared power to vote or direct the vote: 0 shares.
                   (iii) sole power to dispose or direct the disposition of:
                         150,000 shares.
                   (iv)  shared power to dispose or direct the disposition of: 0 shares.

        8.      Woodland Partners
                (a) Amount Beneficially Owned: 200,000 shares.
                (b) Percent of Class: 0.8%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 200,000 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 16 of 20 Pages
--------------------------                    ----------------------------------

                    (ii)  shared power to vote or direct the vote: 0 shares.
                    (iii) sole power to dispose or direct the disposition of:
                          200,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          0 shares.

        9.      Barry Rubenstein
                (a) Amount Beneficially Owned: 856,667 shares.
                (b) Percent of Class: 3.3%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 200,000 shares.
                    (ii)  shared power to vote or direct the vote: 656,667
                          shares.
                    (iii) sole power to dispose or direct the disposition of:
                          200,000 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          656,667 shares.

        The following  individuals  or entities are  identified in this Schedule
        13G due to their relationships with one or more of the Reporting Persons disclosed  above.  The  following  persons or entities are not Reporting
        Persons for purposes of this Schedule 13G.

          Other Members of Wheatley MedTech Partners LLC but who do not directly beneficially own shares of Common Stock of the Issuer:

        10.     Nancy Casey
                (a) Amount Beneficially Owned: 166,667 shares.
                (b) Percent of Class: 0.6%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 0 shares.
                    (ii)  shared power to vote or direct the vote: 166,667
                          shares.
                    (iii) sole power to dispose or direct the disposition of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          166,667 shares.

        11.     David Dantzker
                (a) Amount Beneficially Owned: 166,667 shares.
                (b) Percent of Class: 0.6%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 0 shares.
                    (ii)  shared power to vote or directthe vote: 166,667 shares.
                    (iii) sole power to dispose or direct the disposition of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          166,667 shares.

        12.     Jonathan Lieber
                (a) Amount Beneficially Owned:  186,667 shares.
                (b) Percent of Class:  0.7%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote:  0 shares.
                    (ii)  shared  power to vote or direct the vote: 186,667
                          shares.
                    (iii) sole power to dispose or direct the disposition  of: 0 shares.
                    (iv)  shared power to dispose or direct  the disposition of:
                          186,667 shares.

        13.     Seth Lieber
                (a) Amount Beneficially  Owned:  186,667 shares.
                (b) Percent of Class:  0.7%.
                (c) Number of shares as to which such person  has:

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 17 of 20 Pages
--------------------------                    ----------------------------------

                    (i)   sole power to vote or direct the vote:  0 shares.
                    (ii)  shared  power to vote or direct the vote: 186,667
                          shares.
                    (iii) sole power to dispose or direct the disposition  of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          186,667 shares.

        Other   affiliates  of  Barry   Rubenstein   but  who  do  not  directly
beneficially own shares of Common Stock of the Issuer:

        14.     Marilyn Rubenstein
                (a) Amount Beneficially Owned: 490,000 shares.
                (b) Percent of Class: 1.9%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 0 shares.
                    (ii)  shared power to vote or direct the vote: 490,000
                          shares.
                    (iii) sole power to dispose or direct the disposition of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          490,000 shares.

        15.     Woodland Services Corp.
                (a) Amount Beneficially Owned: 290,000 shares.
                (b) Percent of Class: 1.1%.
                (c) Number of shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 0 shares.
                    (ii)  shared power to vote or direct the vote: 290,000
                          shares.
                    (iii) sole power to dispose or direct the disposition of: 0 shares.
                    (iv)  shared power to dispose or direct the disposition of:
                          290,000 shares.

        Item 5. Ownership of Five Percent or Less of a Class.

                    If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person  has ceased to be the beneficial  owner  of more  than  five  percent  of the  class of securities, check the following [X].

        Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.

        Item 7. Identification   and  Classification  of  the  Subsidiary  Which
                Acquired the  Security Being Reported on  by the Parent  Holding
                Company.

                Not Applicable.

        Item 8. Identification and Classification of Members of the Group.

                Not Applicable.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 18 of 20 Pages
--------------------------                    ----------------------------------

        Item 9. Notice of Dissolution of Group.

                Not Applicable.

        Item 10. Certification.

                    By signing below I certify that, to the best of my knowledge and belief,  the  securities  referred to above were not acquired and are not  held  for the  purpose  of or  with  the  effect  of changing  or  influencing  the  control  of  the  issuer  of  the securities  and were not acquired and are not held in  connection with or as a participant in any  transaction  having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 19 of 20 Pages
--------------------------                    ----------------------------------

                                   SIGNATURES

        After  reasonable  inquiry and to the best of his  knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: February 13, 2004

                                           WHEATLEY MEDTECH PARTNERS, L.P.

                                           By: Wheatley MedTech Partners LLC,
                                                 General Partner

                                           By: /s/ Barry Rubenstein
                                              ----------------------------------
                                                 Name: Barry Rubenstein
                                                 Title: Chief Executive Officer

                                           WHEATLEY MEDTECH PARTNERS LLC

                                           By: /s/ Barry Rubenstein
                                              ----------------------------------
                                                 Name: Barry Rubenstein
                                                 Title: Chief Executive Officer

                                             /s/ Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber

                                             /s/ Barry Fingerhut
                                           -------------------------------------
                                           Barry Fingerhut

                                           APPLEGREEN PARTNERS

                                           By: /s/ Jonathan Lieber
                                               ---------------------------------
                                                 Jonathan Lieber,
                                                 Managing General Partner

                                             /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein

                                           SENECA VENTURES

                                           By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G            Page 20 of 20 Pages
--------------------------                    ----------------------------------

                                           WOODLAND PARTNERS

                                           By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner

                                           WOODLAND VENTURE FUND

                                           By: /s/ Barry Rubenstein
                                              ----------------------------------
                                              Barry Rubenstein, a General
                                              Partner